UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

WEBMD CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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WEBMD CORPORATION

669 River Drive, Center 2
Elmwood Park, New Jersey 07407-1361

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD OCTOBER 24, 2002

To WebMD Stockholders:

      NOTICE IS HEREBY GIVEN that an Annual Meeting of Stockholders of WebMD Corporation will be held at 9:30 a.m., Eastern time, on October 24, 2002 at The Marriott at Glenpointe, 100 Frank W. Burr Boulevard, Teaneck, New Jersey 07666, for the following purposes:

1. To elect one Class I director of WebMD, to serve a three-year term, or until his successor has been elected and qualified or until his earlier resignation or removal; and

2. To consider and transact such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

      Only stockholders of record at the close of business on September 6, 2002 will be entitled to vote at this meeting. The stock transfer books will not be closed.

      All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to complete, sign, date and return the enclosed proxy card in the enclosed postage-prepaid envelope as promptly as possible.

By Order of the Board of Directors
of WebMD Corporation

Charles A. Mele
Executive Vice President,
General Counsel and Secretary

Elmwood Park, New Jersey

September 13, 2002

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING,
PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
PROXY STATEMENT
SECURITY OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT
ELECTION OF DIRECTORS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
REPORT OF THE COMPENSATION COMMITTEE
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
INDEPENDENT AUDITORS
REPORT OF THE AUDIT COMMITTEE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING
MISCELLANEOUS
ANNEX A

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      This Proxy Statement contains both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. These forward-looking statements are not based on historical facts, but rather reflect management’s current expectations concerning future results and events. These forward-looking statements generally can be identified by use of expressions such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will” or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be different from any future results, performance and achievements expressed or implied by these statements. Information about important risks and uncertainties that could affect future results, causing these results to differ materially from those expressed in our forward-looking statements, can be found in our other Securities and Exchange Commission filings. Other unknown or unpredictable factors also could have material adverse effects on our future results. The forward-looking statements included in this Proxy Statement are made only as of the date of this Proxy Statement. We expressly disclaim any intent or obligation to update any forward-looking statements to reflect subsequent events or circumstances.

WEBMD CORPORATION

669 River Drive, Center 2
Elmwood Park, New Jersey 07407-1361

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 24, 2002

      This Proxy Statement and the enclosed form of proxy are furnished to stockholders of WebMD Corporation, a Delaware corporation, in connection with the solicitation of proxies by our Board of Directors from holders of outstanding shares of our common stock, par value $.0001 per share, for use at our Annual Meeting of Stockholders to be held on October 24, 2002, at 9:30 a.m., Eastern time, at The Marriott at Glenpointe, 100 Frank W. Burr Boulevard, Teaneck, New Jersey 07666, and at any adjournment or postponement thereof. The date of this Proxy Statement is September 13, 2002 and it and a form of proxy are first being mailed or otherwise delivered to stockholders on or about September 18, 2002.

      Please complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to us. All properly signed proxies that we receive prior to the vote at the Annual Meeting and that are not revoked will be voted (or withheld from voting) at the Annual Meeting according to the instructions indicated on the proxies or, if no direction is indicated, FOR the election of Joseph E. Smith as a Class I director. A stockholder may revoke a proxy at any time before it is exercised at the Annual Meeting by taking any of the following actions:

•	delivering to the Secretary of WebMD, at the address set forth above, a written notice, bearing a date later than the date of the proxy, stating that the proxy is revoked,

•	signing and so delivering a proxy relating to the same shares and bearing a later date prior to the vote at the Annual Meeting, or

•	attending the Annual Meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy.

      Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must bring to the meeting a letter from the broker, bank or other nominee confirming the stockholder’s beneficial ownership of the shares.

      Our Board of Directors does not know of any matter that is not referred to herein to be presented for action at the Annual Meeting. If any other matters are properly brought before the meeting, the persons named in the proxies will have discretion to vote on these matters in accordance with their judgment.

PROPOSAL TO BE CONSIDERED AT THE ANNUAL MEETING

      The proposal to be considered at the Annual Meeting is the election of one Class I director of WebMD, to serve a three-year term, or until his successor has been elected and qualified or until his earlier resignation or removal. The nominee is Joseph E. Smith.

Recommendation of Our Board of Directors

      Our Board of Directors unanimously recommends that you vote FOR the election of Joseph E. Smith as a Class I director.

Record Date and Outstanding Shares

      Our Board of Directors has fixed the close of business on September 6, 2002 as the record date for the determination of our stockholders entitled to notice of and to vote at our Annual Meeting. Only holders of record of our common stock at the close of business on the record date are entitled to notice of and to vote at the meeting. As of the close of business on the record date, there were 296,393,857 shares of our common stock outstanding and entitled to vote held of record by approximately 4,700 stockholders, although we believe that there are in excess of 100,000 beneficial owners of our common stock. No other voting securities of WebMD are outstanding.

Vote and Quorum Required

      Holders of our common stock are entitled to one vote for each share held as of the record date. Votes may be cast either in person or by properly executed proxy.

      The presence, in person or by properly executed proxy, of the holders of a majority of the shares entitled to vote at the Annual Meeting is necessary to constitute a quorum at the meeting. Shares of holders that are present in person or represented by proxy at the Annual Meeting, including shares that do not vote with respect to the proposal, will be counted for purposes of determining whether a quorum exists. If a quorum is not present, the Annual Meeting may be adjourned from time to time until a quorum is obtained.

      Election of directors is by a plurality of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting. Accordingly, the nominee receiving the greatest number of votes for his election will be elected. Abstentions, broker non-votes and instructions on the accompanying proxy card to withhold authority to vote for the nominee will result in the nominee receiving fewer votes for his election.

Expenses of Proxy Solicitation

      We will pay the expenses of soliciting proxies from our stockholders to be voted at the Annual Meeting and the cost of preparing and mailing this Proxy Statement to our stockholders. Following the original mailing of this Proxy Statement and other soliciting materials, we and our agents also may solicit proxies by mail, telephone, facsimile or in person. In addition, proxies may be solicited from our stockholders by our directors, officers and employees in person or by telephone, facsimile or other means of communication. These officers, directors and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. Following the original mailing of this Proxy Statement and other soliciting materials, we will request brokers, custodians, nominees and other record holders of our common stock to forward copies of this Proxy Statement and other soliciting materials to persons for whom they hold shares of our common stock and to request authority for the exercise of proxies. In these cases, we will, upon the request of the record holders, reimburse these holders for their reasonable expenses. We have retained Innisfree M&A Incorporated, a proxy solicitation firm, for assistance in connection with the solicitation of proxies for our Annual Meeting at a cost of approximately $6,500 plus reimbursement of out-of-pocket expenses.

No Appraisal Rights

      Holders of our common stock are not entitled to dissenters’ rights or appraisal rights with respect to the proposal to be considered at the Annual Meeting.

SECURITY OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

      The following table sets forth information with respect to the beneficial ownership of our common stock, as of September 6, 2002, by each of our directors, each of our named executive officers, as described below under “Executive Compensation,” and by all of our directors and executive officers as a group. As of September 6, 2002, no person or entity was known by us to beneficially own more than 5% of our common stock.

      The number and percentage of our shares of common stock owned is based on 296,393,857 shares outstanding as of September 6, 2002. Beneficial ownership is determined under the rules and regulations of the SEC. Shares of common stock that a person has the right to acquire within 60 days of September 6, 2002, including pursuant to options that are currently exercisable or exercisable within 60 days of September 6, 2002, are deemed to be outstanding and beneficially owned by that person for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. However, those shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons listed in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Unless otherwise indicated, the address of each of the beneficial owners identified is c/o WebMD Corporation, 669 River Drive, Center 2, Elmwood Park, New Jersey 07407-1361.

	Common
Name and Address of Beneficial Owner	Stock(1)		Options	Percent

Mark J. Adler, M.D.	32,000	(2)	56,208	*
Paul A. Brooke	371,667	(3)	30,208	*
Kevin M. Cameron	25,150	(4)	717,499	*
L. John Doerr (5)	8,430,097	(5)	49,167	2.9
Patricia Fili-Krushel	—		550,000	*
Roger C. Holstein	20,586	(6)	1,885,266	*
James V. Manning	859,047	(7)	68,208	*
Charles A. Mele	499,731	(8)	1,597,199	*
Herman Sarkowsky	570,994	(9)	330,208	*
Michael A. Singer	9,222,775	(10)	2,354,166	3.9
Joseph E. Smith	29,250		56,208	*
Anthony Vuolo	27,179	(11)	1,492,999	*
Martin J. Wygod	7,878,240	(12)	2,423,999	3.5
All executive officers and directors as a group (16 persons)	27,578,616		13,670,689	13.3

*	Less than 1%.

(1)	The amounts set forth below for Messrs. Cameron, Holstein, Mele, Singer, Vuolo and Wygod include 150 shares allocated to each of them pursuant to the WebMD Corporation Performance Incentive Plan, a retirement plan intended to be qualified under Section 401(a) of the Internal Revenue Code (which we refer to in this table as PIP Shares). The amount set forth below for “All executive officers and directors as a group” includes an aggregate of 1,500 PIP Shares. Performance Incentive Plan participants do not have dispositive power with respect to PIP Shares (including vested PIP Shares) until the shares are distributed in accordance with the terms of the Plan. Participants will forfeit all rights with respect to unvested PIP Shares if they leave WebMD for any reason other than death or disability. Generally, the vesting schedule for the 150 PIP Shares of each Performance Incentive Plan participant is as follows: 50 shares on December 31, 2002; 50 shares on December 31, 2003; and 50 shares on December 31, 2004.

(2)	Represents 10,000 shares held by Dr. Adler and 22,000 shares held by the Adler Family Trust.

(3)	Represents 170,000 shares held by Mr. Brooke and 201,667 shares held by PMSV Holdings LLC, of which Mr. Brooke is the managing member.

(4)	Includes 150 PIP Shares.

(5)	Represents 264,677 shares held by Mr. Doerr, 6,487,632 shares held by Kleiner Perkins Caufield & Byers VII L.P., 1,275,736 shares held by KPCB Java Fund and 402,052 shares held by KPCB Life Sciences Zaibatsu Fund II. KPCB Life Sciences Zaibatsu Fund II and KPCB VII are wholly controlled by KPCB VII Associates. KPCB Java Fund is controlled by KPCB VIII. Mr. Doerr is a general partner of KPCB VIII and KPCB VII Associates. The address for Mr. Doerr is c/o Kleiner, Perkins, Caufield & Byers, 2750 Sand Hill Road, Menlo Park, CA 94025.

(6)	Includes 150 PIP Shares.

(7)	Represents 787,800 shares held by Mr. Manning and 71,247 shares held by Synetic Foundation, Inc., a charitable foundation of which Mr. Manning and Mr. Wygod are trustees and share voting and dispositive power.

(8)	Represents 80,975 shares held by Mr. Mele, 1,622 shares allocated to Mr. Mele’s account under a 401(k) Plan, 150 PIP Shares and 416,984 shares held by the Rose Foundation, a private charitable foundation of which Mr. Mele and Mr. Wygod are trustees and share voting and dispositive power.

(9)	Represents 437,662 shares held by Mr. Sarkowsky, 95,832 shares held by Sarkowsky Family L.P. and 37,500 shares held by a charitable foundation of which Mr. Sarkowsky is a director.

(10)	Represents 9,171,875 shares held by MAS 1997 Family Limited Partners, the general partner of which is a company controlled by Mr. Singer and the sole limited partner of which is Mr. Singer, 50,750 shares held by MDDS Partnership Limited, the general partner of which is controlled by Mr. Singer and the limited partners of which are Mr. Singer and certain of his family members, and 150 PIP Shares.

(11)	Represents 24,833 shares held by Mr. Vuolo, 1,610 shares allocated to Mr. Vuolo’s account under a 401(k) Plan, 150 PIP Shares and 586 shares held by Mr. Vuolo’s spouse.

(12)	Represents 7,220,927 shares held by Mr. Wygod, 150 PIP Shares, 7,600 shares held by Mr. Wygod’s spouse, 161,332 shares held by SYNC, Inc., which is controlled by Mr. Wygod, 71,247 shares held by Synetic Foundation, Inc., a charitable foundation of which Mr. Wygod and Mr. Manning are trustees and share voting and dispositive power, and 416,984 shares held by the Rose Foundation, a private charitable foundation of which Messrs. Wygod and Mele are trustees and share voting and dispositive power.

ELECTION OF DIRECTORS

      Our Board of Directors is divided into three classes, two of which currently have three directors and one of which currently has two directors. At each annual meeting, the term of one of the classes of directors expires and WebMD stockholders vote to elect nominees for the directorships in that class for a new three-year term.

      At this year’s Annual Meeting, the terms of the two Class I directors, L. John Doerr and Joseph E. Smith, will expire. The Board of Directors has nominated Mr. Smith for re-election at the Annual Meeting, to serve for a three-year term expiring at our annual meeting in 2005 and until his successor is elected and has qualified or until his earlier resignation or removal.

      Mr. Doerr, a director of WebMD since 1997, has decided not to stand for re-election and, effective upon the expiration of his term, the authorized number of directors shall be seven. The Board intends to conduct a search for an additional independent director and to return the authorized number of directors to eight upon adding the new member.

      The persons named in the enclosed proxy intend to vote for the election of Mr. Smith, unless you indicate on the proxy card that your vote should be withheld.

      Our Board of Directors recommends a vote “FOR” the election of Mr. Smith as a director.

      We have inquired of the nominee and have determined that he will serve if elected. While our Board of Directors does not anticipate that the nominee will be unable to serve, if the nominee is not able to serve, proxies will be voted for a substitute nominee unless the Board of Directors chooses to reduce the number of directors serving on the Board.

Information Regarding the Nominee and Continuing Directors

      Biographical information regarding the nominee for election as a Class I director at the Annual Meeting and the incumbent Class II and Class III directors is included below.

Nominee for election as Class I director for a term expiring 2005:

Joseph E. Smith	63	Joseph E. Smith has served as a director of WebMD since September 2000. Mr. Smith was a director of CareInsite, Inc. from 1999 until September 2000. Mr. Smith served in various positions with Warner-Lambert Company, a pharmaceutical company, from March 1989 to September 1997, most recently as Corporate Vice President and a member of the Office of the Chairman and the firm’s Management Committee. Mr. Smith serves on the Board of Trustees of the International Longevity Center, a non-profit organization.

Incumbent Class II directors with a term expiring 2003:
Paul A. Brooke	56	Paul A. Brooke has served as a director of WebMD since November 2000. Mr. Brooke has been the managing member of PMSV Holdings LLC, a private investment firm, since 1993 and a venture partner of MPM Bioventures, a venture capital firm specializing in the healthcare industry, since 1997. Mr. Brooke has also been an advisory director to each of Morgan Stanley and Skyline Partners since April 2000. From 1983 until April 1999, Mr. Brooke was a Managing Director and the Global Head of Healthcare Research and Strategy at Morgan Stanley. From April 1999 until May 2000, he was a Managing Director at Tiger Management LLC.

James V. Manning	55	James V. Manning has served as a director of WebMD since September 2000. He served as a director of CareInsite from 1999 until September 2000. Mr. Manning was Vice Chairman of the Board of Medical Manager Corporation and its predecessor, Synetic, Inc., from March 1998 to July 1999, was its Chief Executive Officer from January 1995 to March 1998, was its President from July 1996 to March 1998 and, until March 1998, was an executive officer for more than five years. Mr. Manning is also Chairman of the Board of Group 1 Software, Inc., a computer software company.

Martin J. Wygod	62	Martin J. Wygod has served as Chairman of the Board of Directors of WebMD since March 2001, as our Chief Executive Officer since October 2000 and as a director since September 2000. From September 2000 until October 2000, Mr. Wygod served as Co-Chief Executive Officer of WebMD. From May 1989 until September 2000, Mr. Wygod was Chairman of the Board and a director of Medical Manager and its predecessor, Synetic. For part of that time, he was also Chief Executive Officer of Medical Manager. He also served as Chairman of the Board of CareInsite from 1999 until September 2000. He is also engaged in the business of racing, boarding and breeding thoroughbred horses, and is President of River Edge Farm, Inc.

Incumbent Class III directors with a term expiring 2004:
Mark J. Adler, M.D.	46	Mark J. Adler, M.D., has served as a director of WebMD since September 2000. He served as a director of CareInsite from 1999 until September 2000. Dr. Adler is an oncologist and has been medical director of the San Diego Cancer Center since he founded it in 1991 and is a director of the San Diego Cancer Research Institute. He is also President and Chief Executive Officer of the internal medicine and oncology group of Medical Group of North County, which is based in San Diego, California.

Herman Sarkowsky	77	Herman Sarkowsky has served as a director of WebMD since November 2000. Mr. Sarkowsky has been President of Sarkowsky Investment Corporation, a private investment company, for more than five years. Mr. Sarkowsky also served as a director of Medical Manager and its predecessor, Synetic, from 1989 until September 2000.

Michael A. Singer	55	Michael A. Singer has served as a member of the Office of the President of WebMD since September 2001 and as Chief Executive Officer, WebMD Medical Manager and as a director of WebMD since September 2000. He served as a director of CareInsite from 1999 until September 2000. Mr. Singer was Vice Chairman and Co-Chief Executive Officer of Medical Manager from July 1999 until September 2000. Mr. Singer was Chairman of the Board and Chief Executive Officer of Medical Manager Health Systems, Inc., then known as Medical Manager Corporation, and its predecessors for more than five years prior to July 1999.

      No family relationship exists among any of our directors or executive officers. No arrangement or understanding exists between any director or executive officer and any other person pursuant to which any director was selected as a director or executive officer of WebMD, except that Messrs. Manning, Singer, Smith and Wygod and Dr. Adler were originally appointed as directors in connection with the merger transactions in September 2000 involving WebMD, Medical Manager and CareInsite.

Meetings and Committees of the Board of Directors

      Our Board of Directors met seven times during 2001. In addition to meetings, our Board and its committees reviewed and acted upon matters by unanimous written consent. During 2001, each of our current directors attended 75% or more of the meetings held by our Board and the Board committees on which he served.

      Our Board of Directors currently has three standing committees: a Compensation Committee, an Audit Committee and an Executive Committee. Our Board does not have a standing nominating committee. The entire Board performs those functions sometimes performed by a nominating committee.

      The Executive Committee, which met five times during 2001, is currently comprised of Messrs. Brooke, Doerr, Manning, Smith and Wygod. The Executive Committee has the power to exercise, to the fullest extent permitted by law, the powers of the entire Board.

      The Compensation Committee, which met two times during 2001, is currently comprised of Dr. Adler and Messrs. Doerr and Smith. For a description of the responsibilities of the Compensation Committee, see “Report of the Compensation Committee” below.

      The Audit Committee, which met five times during 2001, is currently comprised of Dr. Adler and Messrs. Doerr and Smith. For a description of the responsibilities of the Audit Committee, see “Report of the Audit Committee” below.

Director Compensation

      Our directors do not receive any cash fees for their service on our Board of Directors or any Board committee, but they are entitled to reimbursement for all reasonable out-of-pocket expenses incurred in connection with their attendance at Board and Board committee meetings. All Board members are eligible to receive stock options under our 2000 Long-Term Incentive Plan and our 1996 Stock Plan, and outside directors receive stock options pursuant to automatic grants of stock options under our 2000 Long-Term Incentive Plan annually on January 1. The options to purchase common stock of Medical Manager or CareInsite issued to those of our directors who previously were directors of those companies were converted into options to purchase WebMD common stock at the time of WebMD’s merger transactions with those companies.

      Each of Messrs. Brooke, Doerr, Manning, Sarkowsky and Smith and Dr. Adler and two of our former directors, Dennis B. Gillings and Charles G.V. Stevens, received an automatic annual grant of options to purchase 20,000 shares of WebMD common stock, with an exercise price equal to $7.9375 per share, in January 2001 and an additional grant of options to purchase 20,000 shares of WebMD common stock, with an exercise price equal to $3.43 per share, in September 2001. The options granted to Dr. Gillings and Mr. Stevens were cancelled when they resigned from our Board of Directors on October 8, 2001 and October 22, 2001, respectively. Messrs. Brooke, Doerr, Manning, Sarkowsky and Smith and Dr. Adler received an automatic annual grant of options to purchase 20,000 shares of WebMD common stock, with an exercise price equal to $7.06 per share, in January 2002.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership of these securities with the SEC. Officers, directors and greater than ten percent beneficial owners are required by applicable regulations to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of the forms furnished to us, all of our directors and officers subject to the reporting requirements and each beneficial owner of more than ten percent of our common stock satisfied all applicable filing requirements, except that Herman Sarkowsky filed an amended Form 3 to reflect the fact that he owned, at the time he became a director of WebMD, 21,000 more shares than previously reported.

EXECUTIVE COMPENSATION

      The following table sets forth information concerning the compensation earned for services rendered to WebMD by the “named executive officers.” The named executive officers are our chief executive officer and our five other most highly compensated executive officers who earned more than $100,000 in 2001 and were serving as executive officers at the end of 2001. Also included in this table is information concerning one individual for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer at the end of 2001.

      In accordance with the rules of the SEC, this table does not include certain perquisites and other benefits received by the named executive officers, which do not exceed the lesser of $50,000 or 10% of any officer’s salary and bonus disclosed in this table.

Summary Compensation Table

						Long-Term
						Compensation

						Awards

		Annual Compensation				Securities
						Underlying		All Other
Name and Principal Position	Year	Salary($)		Bonus($)		Options(#)		Compensation

Martin J. Wygod	2001	$350,750	(1)	$—		1,395,000		—
Chairman of the Board of	2000	300	(2)	—		—	(3)	—
Directors and Chief Executive Officer
Kevin M. Cameron	2001	450,000		100,000		500,000		—
Executive Vice President,	2000	135,000	(2)	—		—	(4)	—
Business Development(5)(6)
Roger C. Holstein	2001	450,000		175,000		500,000		—
Chief Executive Officer,	2000	121,250	(2)	—		—	(7)	—
WebMD Health(5)
Charles A. Mele	2001	450,000		100,000		500,000		—
Executive Vice President, General	2000	135,000	(2)	—		—	(8)	—
Counsel and Secretary
Michael A. Singer	2001	450,000		100,000		500,000		—
Chief Executive Officer, WebMD	2000	135,000	(2)	—		—	(9)	—
Medical Manager(5)
Anthony Vuolo	2001	450,000		100,000		500,000		—
Executive Vice President and	2000	135,000	(2)	—		—	(10)	—
Chief Financial Officer
Patricia Fili-Krushel(11)	2001	541,667		136,986	(12)	—		343,750	(13)
Former Chief Executive Officer,	2000	727,564	(14)	363,014	(14)	550,000		—
Consumer Sales and Services

(1)	Mr. Wygod’s annual salary was increased to $1.4 million per year, effective as of October 1, 2001. See “Compensation Agreements with Executive Officers — Arrangements with Martin J. Wygod” below.

(2)	Messrs. Wygod, Cameron, Holstein, Mele, Singer and Vuolo were not employed by us prior to our mergers with Medical Manager and CareInsite on September 12, 2000. As a result, only compensation that we paid to those executive officers beginning on that date is reflected in this table.

(3)	Does not include options to purchase shares of Medical Manager or CareInsite common stock that we assumed in our mergers with Medical Manager and CareInsite and that were converted in those mergers into options to purchase 3,000,000 shares of our common stock at an exercise price of $12.75 per share, 25,000 shares of our common stock at an exercise price of $10.00 per share, 25,000 shares of our common stock at an exercise price of $14.80 per share, 25,000 shares of our common stock at an exercise price of $15.50 per share, 25,000 shares of our common stock at an exercise price of $22.90 per share and 585,000 shares of our common stock at an exercise price of $13.8462 per share.

(4)	Does not include options to purchase shares of Medical Manager or CareInsite common stock that we assumed in our mergers with Medical Manager and CareInsite and that were converted in those mergers into options to purchase 625,000 shares of our common stock at an exercise price of $12.2125 per share, 325,000 shares of our common stock at an exercise price of $17.5481 per share, 125,000 shares of our common stock at an exercise price of $11.55 per share and 200,000 shares of our common stock at an exercise price of $12.75 per share.

(5)	Also a member of WebMD’s Office of the President.

(6)	Mr. Cameron is currently on medical leave and is providing part-time services to WebMD in his new role as Special Advisor to the Chairman, a non-executive officer position.

(7)	Does not include options to purchase shares of Medical Manager or CareInsite common stock that we assumed in our mergers with Medical Manager and CareInsite and that were converted in those mergers into options to purchase 20,000 shares of our common stock at an exercise price of $5.20 per share, 625,000 shares of our common stock at an exercise price of $12.90 per share, 625,000 shares of our common stock at an exercise price of $13.95 per share, 234,000 shares of our common stock at an exercise price of $13.8462 per share and 750,000 shares of our common stock at an exercise price of $11.55 per share.

(8)	Does not include options to purchase shares of Medical Manager or CareInsite common stock that we assumed in our mergers with Medical Manager and CareInsite and that were converted in those mergers into options to purchase 75,000 shares of our common stock at an exercise price of $5.80 per share, 487,500 shares of our common stock at an exercise price of $12.90 per share, 212,500 shares of our common stock at an exercise price of $14.75 per share, 208,000 shares of our common stock at an exercise price of $13.8462 per share, 187,500 shares of our common stock at an exercise price of $18.20 per share, 97,500 shares of our common stock at an exercise price of $34.2308 per share, 625,000 shares of our common stock at an exercise price of $11.55 per share and 200,000 shares of our common stock at an exercise price of $12.75 per share.

(9)	Does not include options to purchase shares of Medical Manager or CareInsite common stock that we assumed in our mergers with Medical Manager and CareInsite and that were converted in those mergers into options to purchase 1,625,000 shares of our common stock at an exercise price of $28.55 per share and 1,125,000 shares of our common stock at an exercise price of $11.55 per share.

(10)	Does not include options to purchase shares of Medical Manager or CareInsite common stock that we assumed in our mergers with Medical Manager and CareInsite and that were converted in those mergers into options to purchase 100,000 shares of our common stock at an exercise price of $4.60 per share, 312,500 shares of our common stock at an exercise price of $4.00 per share, 77,500 shares of our common stock at an exercise price of $12.90 per share, 125,000 shares of our common stock at an exercise price of $13.95 per share, 125,000 shares of our common stock at an exercise price of $14.75 per share, 97,500 shares of our common stock at an exercise price of $13.8462 per share, 187,500 shares of our common stock at an exercise price of $18.20 per share, 97,500 shares of our common stock at an exercise price of $34.2308 per share, 625,000 shares of our common stock at an exercise price of $11.55 per share and 200,000 shares of our common stock at an exercise price of $12.75 per share.

(11)	Ms. Fili-Krushel resigned in July 2001.

(12)	The amount of Ms. Fili-Krushel’s bonus reflects the portion attributable to 2001.

(13)	Represents amount that we paid to Ms. Fili-Krushel pursuant to a letter agreement that we entered into with Ms. Fili-Krushel in connection with her resignation as our Chief Executive Officer, Consumer Sales and Services. For more information, see “Compensation Arrangements with Executive Officers — Arrangements with Patricia Fili-Krushel” below.

(14)	Ms. Fili-Krushel was not employed by us prior to April 10, 2000. As a result, only compensation that we paid to Ms. Fili-Krushel beginning on that date is reflected in this table. The amount of Ms. Fili-Krushel’s bonus reflects the portion attributable to 2000.

      The following table presents information concerning the options to purchase our common stock granted during the fiscal year ended December 31, 2001 to our named executive officers.

Option Grants in Fiscal 2001

	Number of	Percent of Total
	Securities	Options
	Underlying	Granted to	Exercise or		Grant Date
	Options	Employees in	Base Price	Expiration	Present
Name	Granted	2001(1)	Per Share	Date	Value(2)

Martin J. Wygod	1,395,000(3)	6.1%	$3.43	9/20/11	$3,104,108
Kevin M. Cameron	500,000(3)	2.2%	3.43	9/20/11	1,112,584
Roger C. Holstein	500,000(3)	2.2%	3.43	9/20/11	1,112,584
Charles A. Mele	500,000(3)	2.2%	3.43	9/20/11	1,112,584
Michael A. Singer	500,000(3)	2.2%	3.43	9/20/11	1,112,584
Anthony Vuolo	500,000(3)	2.2%	3.43	9/20/11	1,112,584
Patricia Fili-Krushel	—	—	—	—	—

(1)	Based upon the total number of options that we granted to our employees during 2001.

(2)	The estimated grant date present value reflected in the above table is determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options reflected in the above table include the following: (a) the respective option exercise prices, (b) the exercise of options within three and one-half years of the date that they become exercisable, (c) a risk-free interest rate of 3.04% per annum and (d) volatility of 0.9. The ultimate values of the options will depend on the future market price of our common stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of our common stock over the exercise price on the date the option is exercised. We cannot assure you that the value realized by an optionee will be at or near the value estimated by the Black-Scholes model or any other model applied to value the options.

(3)	These options vest and become exercisable at the rate of 1/3 per year beginning on the first anniversary of the date of grant.

      The following table sets forth information with respect to the named executive officers concerning exercisable and unexercisable options held as of December 31, 2001. The values of in-the-money options are based on the year-end closing price of our common stock as of December 31, 2001 of $7.06 and are net of the option exercise price.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of
			Securities Underlying		Value of Unexercised
	Shares		Unexercised Options at		In-the-Money Options at
	Acquired		December 31, 2001		December 31, 2001
	on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable($)	Unexercisable($)

Martin J. Wygod	—	$—	1,334,000	3,746,000	$—	$5,063,850
Kevin M. Cameron	—	—	352,917	1,422,083	—	1,815,000
Roger C. Holstein	20,000	9,800 (1)	1,406,100	1,327,900	—	1,815,000
Charles A. Mele	—	—	1,193,617	1,324,383	—	1,815,000
Michael A. Singer	—	—	1,906,250	1,343,750	—	1,815,000
Anthony Vuolo	—	—	1,001,917	1,445,583	1,202,250	1,815,000
Patricia Fili-Krushel	—	—	550,000	—	—	—

(1)	Value realized upon exercise on July 24, 2001 of options to purchase 20,000 shares of our common stock.

Compensation Arrangements with Executive Officers

Arrangements with Martin J. Wygod

      In October 2001, we entered into a five-year employment agreement with Martin J. Wygod. The employment agreement provides that Mr. Wygod will be Chairman and Chief Executive Officer of WebMD. Given that WebMD satisfied the performance threshold described in the employment agreement, Mr. Wygod’s annual base salary increased to $1.4 million, effective as of October 1, 2001.

      In the event of termination of Mr. Wygod’s employment by us without “cause” or by Mr. Wygod for “good reason,” as those terms are defined in his employment agreement, Mr. Wygod would become a consultant for us and would be entitled to receive his salary and continuation of benefits for the longer of two years and the expiration of the term of the employment period. In addition, all options, or other forms of equity compensation, granted to Mr. Wygod which have not vested prior to the date of termination would be vested as of the date of termination and, assuming there has not been a “change in control” (as defined in the employment agreement), would continue to be exercisable for so long as he remains a consultant (or longer if the plan or agreement expressly provided). In the event that Mr. Wygod’s employment is terminated due to death or disability, he would receive the same benefits as described above.

      The employment agreement provides that in the event of a “change in control” (as defined in the employment agreement, which definition includes certain business combination transactions) of WebMD all outstanding options and other forms of equity compensation would become immediately vested on the date of the change in control and, if following the change in control, Mr. Wygod’s employment terminates for any reason other than cause, they will continue to be exercisable until the tenth anniversary of the applicable date of grant. A change in control is also an event that constitutes “good reason” for purposes of a termination by Mr. Wygod.

      The employment agreement contains confidentiality obligations that survive indefinitely and non-solicitation and non-competition obligations that continue until the second anniversary of the date his employment has ceased.

      The employment agreement contains a tax gross-up provision relating to any excise tax that Mr. Wygod incurs by reason of his receipt of any payment that constitutes an excess parachute payment as defined in Section 280G of the Internal Revenue Code.

Arrangements with Kevin M. Cameron

      We are party to an employment agreement with Kevin Cameron, which provides for an employment period through April 4, 2005. Mr. Cameron had served as Executive Vice President, Business Development and as a Member of the Office of the President throughout 2001. Mr. Cameron has been on medical leave from WebMD since January 2002 and has been assisting WebMD in the role of Special Advisor to the Chairman, a non-executive officer position.

      In the event of the termination of Mr. Cameron’s employment by us “without cause” or by him for “good reason,” as those terms are defined in Mr. Cameron’s employment agreement, he would be entitled to a continuation of his base salary ($450,000 per year) for twelve months. In addition, 20% of the stock options granted to Mr. Cameron in connection with his initial employment would remain outstanding and continue to vest and become exercisable as if he remained in our employ through the next scheduled vesting date of each option. Any shares that vested on or prior to the date of termination will remain outstanding for three years from the date of termination and any shares that vest after the date of termination will remain outstanding for three years from the date of such vesting. The option granted on August 21, 2000 would be deemed fully vested and remain outstanding through the tenth anniversary of the date of grant. A change in control (as defined in the employment agreement) is an event that constitutes good reason. A “change in control” only occurs if there is a business combination and Martin J. Wygod is no longer either the Chairman of the Board or a senior executive officer of the acquiring company with responsibilities substantially equivalent to the responsibilities that he had prior to the change in control. Our mergers with Medical Manager and CareInsite were expressly excluded from the definition of a change in control.

      In the event of the termination of Mr. Cameron’s employment due to his death or disability, he would be entitled to a continuation of his base salary for twelve months. In addition, his stock options would immediately vest on the date of termination and would remain exercisable for the period specified in the applicable option agreement.

      If Mr. Cameron’s employment is terminated by us for cause or by him without good reason, he is not entitled to any further compensation or benefits. In addition, Mr. Cameron would not be entitled to any additional rights or vesting with respect to the stock options following the date of termination.

      The employment agreement contains confidentiality obligations that survive indefinitely and non-solicitation and non-competition obligations that end on the first anniversary of the date employment has ceased.

Arrangements with Roger C. Holstein

      We are party to an employment agreement with Roger Holstein, our Chief Executive Officer, WebMD Health and Member of the Office of the President, which provides for an employment period through November 6, 2002 and which will automatically renew for successive one month periods unless prior written notice is given. Mr. Holstein currently receives an annual base salary of $450,000.

      In the event of the termination of Mr. Holstein’s employment by us “without cause” (which includes our delivery of notice of our desire not to renew the agreement) or by him for “cause,” as those terms are defined in Mr. Holstein’s employment agreement, he would be entitled to a continuation of his base salary for 24 months. In addition, all of Mr. Holstein’s options will continue to vest and remain exercisable for two years from the date of termination.

      In the event of a change in control, Mr. Holstein may resign at any time after the first anniversary of a change in control and all of his options would continue to vest and he would otherwise be treated as if he remained in our employ until the last applicable vesting date with respect to each option. A “change in control” only occurs if Martin J. Wygod is no longer either the Chairman of the Board, Chief Executive Officer or a senior executive officer with responsibilities substantially equivalent to the responsibilities that he had prior to the change in control.

      In the event of the termination of Mr. Holstein’s employment due to his death or disability, his options would continue to vest and he would otherwise be treated as if he remained in our employ through the last vesting date applicable to each option grant.

      If Mr. Holstein’s employment is terminated by us for cause or by him without cause, he is not entitled to any further compensation or benefits. In addition, Mr. Holstein would not be entitled to any additional rights or vesting with respect to the stock options following the date of termination.

      The employment agreement contains confidentiality obligations that survive indefinitely and non-solicitation and non-competition obligations that end on the second anniversary of the date employment has ceased.

Arrangements with Charles A. Mele

      We are party to an employment agreement with Charles A. Mele, our Executive Vice President, General Counsel and Secretary, which provides for an employment period through July 1, 2006. Mr. Mele currently receives an annual base salary of $450,000 and is entitled to receive a bonus in the same form and amount received by any other executive officer with similar responsibilities and compensation.

      In the event of the termination of Mr. Mele’s employment due to his death or disability, by us “without cause” or by Mr. Mele for “good reason,” as those terms are defined in Mr. Mele’s employment agreement, he would be entitled to: (i) continuation of his base salary through the later of eighteen months and the expiration of the term of the agreement; (ii) any bonuses that he would have normally been entitled to through the term of his employment agreement (the amount of the bonus for years subsequent to the year in which the termination of employment occurred will be equal to the bonus received for the year of termination) and (iii) continued participation in our benefit plans (or comparable plans) for thirty-six months. In addition, all options granted to Mr. Mele which have not vested prior to the date of termination would be vested as of the date of termination and all such options would remain exercisable as if he remained in our employ through the expiration date specified in each applicable stock option agreement. A change in control (which is defined in the employment agreement) of WebMD is an event that constitutes good reason.

      If Mr. Mele’s employment is terminated by us for cause or by him without good reason, he is not entitled to any further compensation or benefits. In addition, Mr. Mele would not be entitled to any additional rights or vesting with respect to the stock options following the date of termination.

      The employment agreement contains confidentiality obligations that survive indefinitely and non-solicitation and non-competition obligations that end on the later of the second anniversary of the date employment has ceased and the last day of the term of the agreement.

      The employment agreement contains a tax gross-up provision relating to any excise tax that Mr. Mele incurs by reason of his receipt of any payment that constitutes an excess parachute payment as defined in Section 280G of the Internal Revenue Code.

Arrangements with Michael A. Singer

      We are party to an employment agreement with Michael A. Singer, Chief Executive Officer, WebMD Medical Manager and Member of the Office of the President, which provides for an employment period through July 23, 2004. Mr. Singer currently receives an annual base salary of $450,000.

      In the event of the termination of Mr. Singer’s employment by us “without cause” or by Mr. Singer for “good reason,” as those terms are defined in Mr. Singer’s employment agreement, he would be entitled to: (i) continuation of his base salary in effect at the time of termination through the later of two years from the date of termination or the expiration of the term of the employment agreement and

(ii) continued participation in our benefit plans (or comparable plans) for the duration of the severance period or, if earlier, until he is eligible for comparable plans with a subsequent employer. In addition, the option granted to Mr. Singer on June 5, 2000 will be deemed fully vested and exercisable on the date of termination and would remain exercisable for the duration of the severance period. If a change in control (as defined in the employment agreement) occurs, Mr. Singer may resign for good reason at any time after the six month anniversary of the change in control (or immediately if the incumbent directors did not approve the change in control).

      The merger with Medical Manager constituted a change in control and an event of good reason for purposes of Mr. Singer’s employment agreement after the six month anniversary of the merger date (March 12, 2001). On September 5, 2000, Mr. Singer agreed that if he resigned following March 12, 2001 as a result of the Medical Manager merger, his severance benefits would be based upon an annual base salary of $250,000 and his June 5, 2000 option would not vest. The option granted to Mr. Singer on July 23, 1999 was deemed fully vested on the six month anniversary of the merger.

      In the event of the termination of Mr. Singer’s employment due to his death or disability, he would be entitled to a continuation of his base salary and benefits for the period through the expiration of the term of the agreement. In addition, the option granted to Mr. Singer on June 5, 2000 will be deemed fully vested and exercisable on the date of termination and would remain exercisable though such period.

      If Mr. Singer’s employment is terminated by us for cause, he is not entitled to any further compensation or benefits. In addition, Mr. Singer would not be entitled to any additional rights or vesting with respect to the stock options following the date of termination.

      The employment agreement contains confidentiality obligations that survive indefinitely and non-solicitation and non-competition obligations that end on the later of (a) the first anniversary of the date of termination; (b) July 23, 2004; or (c) the last day on which Mr. Singer is receiving severance or benefits following his separation from the employ of our company.

Arrangements with Anthony Vuolo

      We are party to an employment agreement with Anthony Vuolo, our Executive Vice President, Chief Financial Officer, which provides for an employment period through July 1, 2006. Mr. Vuolo currently receives an annual base salary of $450,000 and is entitled to receive a bonus in the same form and amount received by any other executive officer with similar responsibilities and compensation.

      In the event of the termination of Mr. Vuolo’s employment due to his death or disability, by us “without cause” or by Mr. Vuolo for “good reason,” as those terms are defined in Mr. Vuolo’s employment agreement, he would be entitled to: (i) continuation of his base salary through the later of eighteen months and the expiration of the term of the agreement; (ii) any bonuses that he would have normally been entitled to through the term of his employment agreement (the amount of the bonus for years subsequent to the year in which the termination of employment occurred will be equal to the bonus received for the year of termination); and (iii) continued participation in our benefit plans (or comparable plans) for thirty-six months. In addition, all options granted to Mr. Vuolo which have not vested prior to the date of termination would be vested as of the date of termination and all such options would remain exercisable as if he remained in our employ through the expiration date specified in each applicable stock option agreement. A change in control (as defined in the employment agreement) of WebMD is an event that constitutes good reason.

      If Mr. Vuolo’s employment is terminated by us for cause or by him without good reason, he is not entitled to any further compensation or benefits. In addition, Mr. Vuolo would not be entitled to any additional rights or vesting with respect to the stock options following the date of termination.

      The employment agreement contains confidentiality obligations that survive indefinitely and non-solicitation and non-competition obligations that end on the later of the second anniversary of the date employment has ceased and the last day of the term of the agreement.

      The employment agreement contains a tax gross-up provision relating to any excise tax that Mr. Vuolo incurs by reason of his receipt of any payment that constitutes an excess parachute payment as defined in Section 280G of the Internal Revenue Code.

Arrangements with Patricia Fili-Krushel

      In connection with Patricia Fili-Krushel’s resignation as our Chief Executive Officer — Consumer Sales and Services, we entered into a letter agreement with Ms. Fili-Krushel effective July 13, 2001. Pursuant to the letter agreement, WebMD agreed to pay to Ms. Fili-Krushel, in installments during the three-year period following her resignation: (a) 50% of her annual base salary of $1,000,000 from July 13, 2001 through May 13, 2004 and (b) $750,000, which represents 50% of her minimum annual bonus of $500,000 for 2001, 2002 and 2003. In addition, the option to purchase 550,000 shares of WebMD common stock granted to Ms. Fili-Krushel was deemed vested, but continues to become exercisable in accordance with its original terms and remains exercisable through June 15, 2004.

      Ms. Fili-Krushel is subject to non-solicitation, non-competition and confidentiality provisions. WebMD’s obligations under the letter agreement are conditioned on Ms. Fili-Krushel’s compliance with these provisions.

PERFORMANCE GRAPH

      The following graph compares the cumulative total stockholder return on our common stock with the comparable cumulative return of the Nasdaq Stock Market (U.S.) Index, a Peer Group Index (as described below) and the Standard & Poor’s Supercap Computer (Software and Services) Index (referred to below as the Industry Group Index) over the period of time from February 11, 1999, the initial trading date of our common stock, through December 31, 2001. The graph assumes that $100 was invested in our common stock and each index on February 11, 1999. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

      Pursuant to applicable rules under the Securities Exchange Act of 1934 relating to proxy statements, we are required to include in the graph below an index of companies in our industry or line-of-business. In last year’s proxy statement, we included the Industry Group Index to meet this requirement. In this Proxy Statement, we have included an index of a specific group of companies (which we refer to as the Peer Group Index) to meet this requirement. This group of companies consists of Allscripts Healthcare Solutions, Cerner Corporation, Drugstore.com, Inc., Eclipsys Corporation, First Consulting Group, Inc., IDX Systems Corporation, iVillage Inc., NDCHealth Corporation, Neoforma, Inc., Per-Se Technologies, Inc., QuadraMed Corporation, Quality Systems, Inc., Quovadx, Inc., TriZetto Group, Inc. and VitalWorks Inc. We made this change because the Industry Group Index will no longer be published for future years. We have included the Industry Group Index in the graph below because the applicable SEC rules require that we do so in connection with making the change to the Peer Group Index.

Comparison of 34 Month Cumulative Total Return*

Among WebMD Corporation, the Nasdaq Stock Market (U.S.) Index,
The S&P Supercap Computer (Software & Services) Index and a Peer Group

*	$100 invested on February 11, 1999 in stock or index, including reinvestment of dividends.

Copyright © 2002, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

REPORT OF THE COMPENSATION COMMITTEE

      The current members of the Compensation Committee of our Board of Directors are Mark J. Adler, M.D., L. John Doerr and Joseph E. Smith. Each of these persons is a non-employee director within the meaning of Section 16 of the Securities Exchange Act and an outside director within the meaning of Section 162(m) of the Internal Revenue Code. The Compensation Committee:

•	administers our executive compensation program and our equity compensation plans,

•	has responsibility for the approval of compensation levels for and grants of options to our executive officers, and

•	reviews and makes recommendations regarding other matters relating to WebMD’s compensation practices.

      WebMD’s compensation policies are intended to provide compensation opportunities that will help attract, motivate and retain highly qualified managers and executives and link their total compensation to increases in shareholder value. The compensation of each of our executive officers (including our Chief Executive Officer) may, in one or more years, be comprised of the following three elements:

•	base salary;

•	annual discretionary cash bonuses that reflect the individual’s specific responsibilities, experience and overall performance, as well as the performance of WebMD during the year; and

•	stock-based incentive awards, mostly in the form of stock options.

We believe that WebMD’s compensation policies foster a high performance culture, provide appropriate incentives to our executives and create a mutuality of interest between our executives and our stockholders.

      In accordance with the employment agreement of Mr. Wygod, our Chief Executive Officer, he received an increase in his base salary, effective October 1, 2001, from $1,000 per year to $1.4 million per year as a result of WebMD generating Income (as defined in his employment agreement) for the fourth quarter of 2001. We believe that Mr. Wygod’s employment agreement and compensation arrangements (more fully discussed under “Executive Compensation,” including under “Compensation Arrangements with Executive Officers — Arrangements with Martin J. Wygod”) are appropriate in light of his leadership in the restructuring and integration efforts of WebMD during late 2000 and throughout 2001, including the related negotiations with strategic partners of WebMD to revise or terminate existing arrangements, as well as the importance of having his continued commitment to WebMD’s efforts to grow its businesses. The salaries and bonuses of the other executive officers are generally determined on an individual basis by evaluating each executive’s scope of responsibility, performance, prior experience and salary history, as well as the compensation packages for similar positions at other companies.

      The Compensation Committee intends to continue to use stock options as a key component of executive and employee compensation in order to provide long-term incentives that are aligned to the interests of the stockholders of WebMD. Stock options are generally exercisable in installments over periods of three to four years and are generally granted at a price that is equal to the fair market value of our common stock on the date of grant, reflecting the objective of the Compensation Committee to link compensation to increases in shareholder value through stock appreciation and to attract and retain qualified executives and employees. No specific formula is used to determine stock option grants to any particular person (including the Chief Executive Officer and the executive officers), but grants are generally based upon factors such as the optionee’s contribution to WebMD’s performance and expected contribution to meeting long-term strategic goals of WebMD. Stock options typically have been granted to executive officers and other employees when the person first joins WebMD, in connection with a significant change in responsibilities and, occasionally, to achieve equity within a peer group. WebMD may, however, grant additional stock options to executive officers and other employees in other situations where appropriate in order to retain and motivate executives and other employees.

      In September 2001, the Compensation Committee approved a grant to the Chief Executive Officer of options to purchase 1,395,000 shares of WebMD common stock and a broad-based grant to full-time employees who hold options, which generally provided such employees with options to purchase additional shares in an amount equal to 25% of the shares subject to their then outstanding options, up to a maximum of 500,000 shares. Options to purchase a total of approximately 17.2 million shares were included in these September 2001 grants. The exercise price of these options is $3.43, the closing price of WebMD common stock on September 20, 2001, and the options vest in equal annual installments over three years, subject to continued employment. The Compensation Committee made this grant in order to provide appropriate incentives to these optionees to increase shareholder value in light of the fact that the exercise prices of a substantial portion of the outstanding options were significantly higher than the current market price of WebMD’s common stock and, as a result, those options were no longer functioning as an effective incentive. The Compensation Committee also believed that the grant would help WebMD retain valuable executives and employees whose compensation packages might otherwise not be competitive with those available from other potential employers, including grants of options with an exercise price based on current market prices of the stocks of those employers. The Compensation Committee noted that numerous other companies had, for similar reasons, recently either granted new options or exchanged existing options for new options in response to significant declines in the market prices of their stocks.

      We regularly evaluate our compensation philosophy and the methods we are using to implement that philosophy to determine whether our objectives are being met. These evaluations may from time to time result in changes in our philosophy or the methods of implementation.

      Section 162(m) of the Internal Revenue Code limits the ability of a publicly held corporation to deduct compensation in excess of $1 million paid to certain executive officers. It is the policy of the Compensation Committee to comply, where practicable, with Section 162(m) of the Code so as to maximize the tax deductibility of compensation paid to its top executive officers. Accordingly, WebMD’s stock option plans under which awards are made to officers and directors are currently designed to ensure that compensation attributable to options granted will be tax deductible by WebMD. The Compensation Committee recognized that $400,000 of the $1,400,000 salary that Mr. Wygod receives will exceed the limits on deductibility beginning with 2002. However, for the reasons discussed earlier in this Report, the Compensation Committee believes that the arrangement with Mr. Wygod is in the best interests of WebMD and its stockholders. The Compensation Committee does not expect that the compensation from WebMD to any other executive officer during 2002 will exceed the limits on deductible compensation for such period.

Mark J. Adler, M.D.
L. John Doerr
Joseph E. Smith

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The current members of the Compensation Committee of our Board of Directors are Mark J. Adler, M.D., L. John Doerr and Joseph E. Smith. During 2001, Eric J. Gleacher, who resigned as a member of the Board of Directors in February 2001, was also a member of the Compensation Committee. Mr. Gleacher is the Chief Executive Officer and Chairman of the Board of Gleacher & Co. LLC, which provided financial advisory services to us prior to 2001.

      No interlocking relationship exists between our Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

INDEPENDENT AUDITORS

Information Regarding our Independent Auditors

      Ernst & Young LLP has served as our independent auditors since 1995. Our Audit Committee has appointed Ernst & Young as our independent auditors for the fiscal year ending December 31, 2002. A representative of Ernst & Young is expected to be present at the Annual Meeting. The representative will be afforded an opportunity to make a statement and will be available to respond to questions by stockholders.

Services and Fees of Ernst & Young

      Audit Fees. WebMD paid fees of approximately $1,640,000 to Ernst & Young for their audit of our annual financial statements for 2001 and their reviews of our quarterly financial statements during 2001.

      Financial Information Systems Design and Implementation Fees. WebMD did not pay fees to Ernst & Young during 2001 for financial information systems design and implementation.

      All Other Fees. Fees for all other services provided to WebMD by Ernst & Young during 2001 were approximately $1,806,000, including fees for audit-related services of approximately $300,000 and fees for non-audit services of approximately $1,506,000. The audit-related services consisted primarily of services relating to statutory audits and contractual reviews. The non-audit services consisted primarily of tax consulting services and tax compliance services.

      The Audit Committee has determined that the provision by Ernst & Young of non-audit services to us in 2001 is compatible with Ernst & Young maintaining their independence.

REPORT OF THE AUDIT COMMITTEE

      The current members of the Audit Committee of our Board of Directors are Mark J. Adler, M.D., L. John Doerr and Joseph E. Smith. The Audit Committee oversees WebMD’s financial reporting process on behalf of our Board of Directors and is composed solely of directors who are independent under the Nasdaq Stock Market’s listing standards. The Audit Committee is responsible for, among other things:

•	appointing WebMD’s independent auditors and evaluating such auditors’ performance and independence,

•	approving the fees to be paid to the independent auditors,

•	reviewing the annual audit plan and the adequacy and effectiveness of internal controls,

•	reviewing the annual audited financial statements and the interim unaudited financial statements with WebMD’s financial management and independent auditors, and

•	reviewing and making recommendations regarding our internal accounting practices and policies and related matters.

The Audit Committee operates under a written charter adopted by the Board of Directors on May 12, 2000 and amended on March 5, 2002, a copy of which is attached as Annex A to this Proxy Statement.

      This report reviews the actions taken by the Audit Committee with regard to our financial reporting process for 2001 and particularly with regard to our audited consolidated financial statements included in our Annual Report on Form 10-K for 2001.

      Our management has the primary responsibility for WebMD’s financial statements and reporting process, including the systems of internal controls. Our independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. In carrying out its oversight responsibilities, the Audit Committee is not providing any expert or special assurance as to WebMD’s financial statements or any professional certification as to the independent auditors’ work. The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to fulfill its oversight responsibilities under the Audit Committee’s charter.

      In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements in our Annual Report on Form 10-K for 2001. In addition, the Audit Committee reviewed with WebMD’s independent auditors, Ernst & Young LLP, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, rather than just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, Communication with Audit Committees. In addition, the Audit Committee discussed with Ernst & Young their independence from management and WebMD, including the matters in the written disclosures required of Ernst & Young by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Audit Committee also considered whether the provision of services during 2001 by Ernst & Young that were unrelated to their audit of the financial statements referred to above and to their reviews of our interim financial statements during 2001 is compatible with maintaining Ernst & Young’s independence.

      Additionally, the Audit Committee discussed with our independent auditors the overall scope and plan for their audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of WebMD’s internal controls and the overall quality of WebMD’s financial reporting.

      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for 2001 for filing with the SEC. The Audit Committee also approved the retention of Ernst & Young LLP as our independent auditors for 2002.

Mark J. Adler, M.D.
L. John Doerr
Joseph E. Smith

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Microsoft

      We entered into a five-year strategic alliance with Microsoft in May 1999. In March 2001, we executed a non-binding letter of intent with Microsoft with respect to a new relationship. In April 2001, we entered into definitive agreements with Microsoft to implement the new relationship, which was effective as of January 1, 2001. In connection with the original relationship, Microsoft acquired shares of common stock and a warrant to purchase shares of common stock of WebMD, Inc. As a result of our merger with WebMD, Inc. in November 1999, the shares of common stock were converted into 11,933,340 shares of our common stock and the warrant was converted into a warrant to purchase 13,676,389 shares of our common stock at an exercise price of $30.16 per share. We repurchased the 11,933,340 shares of common stock from Microsoft in November 2001 for approximately $50 million in cash, at which time Microsoft ceased being a related party of WebMD. The warrant is outstanding and is fully vested and expires on May 12, 2004. The original relationship and the new relationship are each described below. On October 22, 2001, Charles G.V. Stevens resigned as director of WebMD, a position to which he was elected in accordance with the terms of the original relationship.

      Original Relationship. Under the terms of the original strategic relationship, WebMD developed, hosted and maintained on its servers a health channel for MSN and was required to pay Microsoft an aggregate of $162,000,000 in carriage fees for the distribution of that content. In addition, Microsoft and WebMD each committed co-marketing funds of $50,000,000 over the first two years of the term. During 2000, WebMD recognized $30,562,000, as sales, marketing, general and administrative expense related to the carriage fees.

      Microsoft was required to remit to WebMD 100% of the net revenue over the term of the agreement from banner and other advertising and e-commerce transactions generated on the health channel or advertising that Microsoft placed on WebMD.com each year during the term until we received an amount equal to that year’s carriage fees, including guaranteed minimum amounts of $22,500,000 in each of the first two years of the term, and was required to share revenue equally with us after that. WebMD was required to pay Microsoft a 25% commission on the portion of the revenue received up to the annual guaranteed minimum amounts for all advertisements placed by Microsoft. WebMD recognized this advertising revenue when Microsoft notified us that advertisements had been placed on the health channel and billed by Microsoft, not based on the guaranteed minimum amounts. During 2000, WebMD recognized $5,996,000, net of commissions, related to health channel advertising.

      Microsoft agreed to sponsor up to 5.0 million subscriber months, for $29.95 per month, of subscriptions to our physician Web site over the term of the agreement. WebMD was required to pay a $5 per month commission on all subscriptions placed by Microsoft. During 2000, WebMD recorded $16,114,000, as revenue, net of commissions, related to subscriptions sponsored by Microsoft.

      WebMD was required to share with Microsoft 50% of net revenue from banner and other advertising on our physician Web site generated by sponsored subscriptions until Microsoft received the amount it had incurred for its sponsored subscriptions. Thereafter, WebMD was required to share 25% of this revenue with Microsoft. In addition, WebMD was required to share with Microsoft 15% of WebMD’s net revenue from e-commerce transactions and additional services not included in the basic subscription to WebMD’s physician Web site generated by these sponsored subscriptions. There were no obligations to Microsoft during 2000 relating to this provision.

      New Relationship. To implement the new relationship, the parties entered into two definitive agreements. The first agreement related to technology matters and was terminated by the parties on September 14, 2001. No payments were made by either party under the terminated agreement. Under the second agreement, we will program the majority of the MSN health channel, and WebMD and MSN will share revenues derived from advertising, sponsorship and e-commerce on the MSN health channel site, with WebMD receiving 100% of revenues up to an agreed upon annual threshold (or until an agreed upon maximum for the contract period is reached) and 60% thereafter. We will no longer pay carriage fees to

Microsoft. The term of this agreement is scheduled to expire on June 30, 2004. In connection with the new relationship, the parties agreed that Microsoft would no longer be responsible for funding the sponsorship of subscriptions to WebMD’s physician portal, and we would no longer be required to share with Microsoft revenue generated by physician usage of WebMD’s healthcare portals.

Quintiles Transnational Corporation

      As part of the transaction in which WebMD acquired Envoy Corporation from Quintiles Transnational Corp. in May 2000, WebMD entered into a Data Rights Agreement and an Internet Product Development and Marketing Agreement with Quintiles and Dennis B. Gillings, Ph.D., was appointed to the Board of Directors of WebMD, a position from which he resigned effective October 8, 2001. During 2001, Quintiles did not make any payments to WebMD pursuant to either of these agreements.

      As part of a settlement of litigation between WebMD and Quintiles, the parties terminated the Data Rights Agreement and the Internet Product Development Agreement and all other agreements between them pursuant to a Settlement Agreement dated October 12, 2001. In accordance with the terms of the Settlement Agreement, on October 12, 2001, WebMD purchased from Quintiles, for $185 million in cash, all 35 million shares of WebMD common stock held by Quintiles and Quintiles ceased being a related party of WebMD.

      The Settlement Agreement also provides that Quintiles will have the right to receive a payment (payable at WebMD’s option in cash and/or stock) in the event that, on or before June 30, 2004, WebMD is acquired at a price per WebMD share greater than $4.00 or Envoy is sold at an aggregate price of greater than $500 million. WebMD has no obligation to pursue either of these types of transactions.

•	In the case of an acquisition of WebMD on or before June 30, 2003, the payment to Quintiles will equal the amount by which the price paid in the acquisition exceeds $4.00 per share, multiplied by 35 million. If the acquisition occurs after June 30, 2003 and on or before June 30, 2004, the payment will be 80% of the payment described in the prior sentence.

•	In the case of a sale of Envoy on or before June 30, 2003, the payment to Quintiles will equal 10% of the amount by which the price received in the sale exceeds $500 million. If the sale occurs after June 30, 2003 and on or before June 30, 2004, the payment will be 80% of the payment described in the prior sentence.

News Corporation

      Pursuant to an agreement signed and publicly announced in December 1999 and closed in January 2000, WebMD entered into a strategic relationship with The News Corporation Limited, Fox Entertainment Group and certain of their affiliates, which we refer to collectively as News Corporation. On December 29, 2000, this strategic alliance was revised by the parties. On February 15, 2001, WebMD completed all transactions related to its revised strategic relationship with News Corporation and News Corporation ceased being a related party of WebMD. The original relationship and the new relationship are described below.

      Original Relationship. The financial terms of the relationship included: $700,000,000 in media services by News Corporation, comprised of $400,000,000 domestically and $300,000,000 internationally over 10 years; a $100,000,000 cash investment commitment by News Corporation in an international joint venture; a $60,000,000 five-year licensing agreement for syndication of WebMD daily broadcast content; and the transfer to WebMD of 50% interests in The Health Network, a health-focused cable network, and thehealthnetwork.com. WebMD issued an aggregate of 155,951 shares of Series A preferred stock, convertible into 21,282,645 shares of WebMD’s common stock. In addition, News Corporation purchased 2,000,000 shares of WebMD common stock for an aggregate purchase price of $100,000,000 in cash.

      New Relationship. WebMD retained the right to receive $205,000,000 in domestic media services over ten years from News Corporation and will continue to provide content to News Corporation for use across News Corporation’s media properties for the next four years for cash payments totaling $12 million annually. News Corporation transferred its 50% interest in the international joint venture to WebMD and was relieved of its commitment to provide any future capital to the international joint venture and its commitment to provide any international media services. WebMD transferred its interest in The Health Network to News Corporation. WebMD was also relieved of all future capital commitments to The Health Network.

      In connection with the revisions to the relationship, News Corporation surrendered 155,951 shares of WebMD’s Series A convertible preferred stock, which would have converted into 21,282,645 shares of WebMD common stock. WebMD granted to News Corporation a warrant to acquire 3,000,000 shares of its common stock at an exercise price of $15 per share. News Corporation has registration rights with respect to the shares of common stock issuable upon exercise of the warrant.

Officer Loans

      On April 6, 2001, we loaned $1,450,000 to K. Robert Draughon, our Executive Vice President, Business Development. The funds were advanced pursuant to a promissory note bearing interest at the fixed rate per annum of 4.63%. The loan is full recourse and is secured by a pledge by Mr. Draughon of all shares of WebMD common stock owned by him and all options to purchase shares of WebMD common stock owned by him. As of September 6, 2002, approximately $365,000 of the principal amount and approximately $26,000 of accrued interest were outstanding.

      On September 11, 2000, Medical Manager loaned $500,000 to Kevin M. Cameron, a member of WebMD’s Office of the President and our Executive Vice President, Business Development, which loan was assumed by us in our merger with Medical Manager. The funds were advanced pursuant to a promissory note bearing interest at the fixed rate per annum of 6.22%. The loan is secured by a pledge by Mr. Cameron of all options to purchase shares of WebMD common stock owned by him and any shares of WebMD common stock issued upon exercise of those options. As of September 6, 2002, the entire principal amount and approximately $63,000 of accrued interest were outstanding.

Other

      We were reimbursed approximately $163,000 by a corporation controlled by Martin J. Wygod, our Chairman of the Board of Directors and Chief Executive Officer, for the partial use of our office facilities and for services rendered by our employees during 2001.

      We lease property in Alachua, Florida that is owned by a corporation controlled by Michael A. Singer, a member of WebMD’s Office of the President and Chief Executive Officer, WebMD Medical Manager and a member of our Board of Directors, and a member of his family. We are responsible for all real estate taxes, insurance and maintenance relating to the property. The term of the lease is through March 31, 2009. During 2001, the amount of rent payable under the lease was approximately $755,000.

STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

      We expect to hold our 2003 Annual Meeting of Stockholders on June 18, 2003. Proposals that stockholders intend to present at that meeting must be received by us not later than February 18, 2003 if they are to be eligible for consideration for possible inclusion in WebMD’s Proxy Statement and form of proxy relating to that meeting, unless the date of the meeting is changed to a later one, in which case such proposals must be received a reasonable time before a solicitation is made. In addition, our bylaws establish an advance notice procedure with regard to director nominations and proposals by stockholders intended to be presented at an annual meeting, but not included in our Proxy Statement. For these nominations or other business to be properly brought before the meeting by a stockholder, the stockholder must provide written notice delivered to the Secretary of WebMD at least 60 days and not more than 90 days in advance of the annual meeting date, which notice must contain specified information concerning the matters to be brought before the meeting and concerning the stockholder proposing these matters. All notices of proposals by stockholders, whether or not included in our proxy materials, should be sent to: Secretary, WebMD Corporation, 669 River Drive, Center 2, Elmwood Park, New Jersey 07407-1361. If a stockholder intends to submit a proposal at the next annual meeting of stockholders which is not intended for inclusion in the Proxy Statement relating to that meeting, notice from the stockholder in accordance with the requirements in our bylaws must be received by us no later than April 19, 2003, unless the date of the meeting is changed, in which case the notice must be received by us no later than the tenth day after the date on which we first announce the change.

MISCELLANEOUS

      Where information contained in this Proxy Statement rests particularly within the knowledge of a person other than WebMD, we have relied upon information furnished by such person or contained in filings made by such person with the SEC.

ANNEX A

AMENDED AND RESTATED CHARTER

OF THE
AUDIT COMMITTEE
OF THE
BOARD OF DIRECTORS
OF
WEBMD CORPORATION

1.     Purpose

      The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee shall monitor the Corporation’s financial reporting and accounting practices to ascertain that they are within acceptable limits of sound practice in such matters. In furtherance of this purpose, the Audit Committee shall maintain direct communication among the Corporation’s independent auditors and manager of internal audit and the Board of Directors. In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Corporation and the power to retain outside counsel, auditors or other experts for this purpose.

      The Audit Committee’s job is one of oversight and it recognizes that the Corporation’s management is responsible for preparing the Corporation’s financial statements and that the independent auditors are responsible for auditing those financial statements. Additionally, the Audit Committee recognizes that financial management, as well as the independent auditors, have more time, knowledge and more detailed information about the Corporation than do Committee members; consequently, in carrying out its oversight responsibilities, the Audit Committee is not providing any expert or special assurance as to the Corporation’s financial statements or any professional certification as to the independent auditor’s work.

      The Audit Committee shall have the power to conduct or authorize investigations into any matters within the scope of its responsibilities and shall be empowered to retain independent counsel, accountants or others to assist it in the conduct of any investigation.

2.     Composition

2.1 Membership

      The Audit Committee shall consist of at least three directors. In compliance with the requirements for companies listed for quotation on the NASDAQ NMS, all members of the Audit Committee shall meet the requirements (except as may otherwise be permitted under subsection 2.3) as independent directors required in subsection 2.2. Members of the Audit Committee are and shall be free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment as a member of the Audit Committee.

2.2. Independent Directors

      To qualify as an independent director, an individual must not:

(a) be employed or have been employed within the previous three (3) years by the Corporation or any its affiliates;

(b) have accepted compensation from the Corporation or any its affiliates in excess of $60,000 in the previous fiscal year (provided that compensation for board service, tax-qualified retirement benefits and non-discretionary compensation are excluded);

(c) be a member of the immediate family of an individual who currently, or within the previous three (3) years, has been an executive officer of the Corporation or its affiliates (“immediate family”

includes a person’s spouse, parents, children, siblings, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law, and anyone who resides in such person’s home);

(d) be a partner in, or a controlling shareholder or executive officer of, any for-profit business which the Corporation made, or from which the Corporation received, payments (other than those arising solely from investments in the Corporation’s securities) that exceed 5% of the Corporation’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years; or

(e) be employed as an executive of another entity where any of the Corporation’s executives serves on that entity’s compensation committee.

2.3 Interested Director

      If the Board of Directors determines that the presence of one director not meeting the qualifications set forth in subsection 2.2 is in the best interest of the Corporation and its stockholders, the Board of Directors may elect one such director to serve on the Audit Committee so long as the Corporation discloses, in accordance with the requirements of the Securities and Exchange Commission, the nature of the director’s relationship with the Corporation and the reasons for such director’s election to the Audit Committee by the Board of Directors.

2.4 Qualifications

      Each Audit Committee member shall certify that such individual meets the criteria for membership on the Audit Committee set forth in this Section 2. In addition to the requirements otherwise set forth in this Section, each member of the Audit Committee shall be able to read and understand fundamental financial statements, including the Corporation’s balance sheet, income statement and cash flow statement. The financial literacy qualifications of the members of the Audit Committee shall be interpreted by the Board of Directors in its business judgment. At least one member of the Audit Committee must have previous employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer, or other senior officer with financial oversight responsibilities.

3.     Meetings

      The Audit Committee shall meet at least four times per year, or more frequently as circumstances dictate. Each meeting shall include an executive session with the independent auditors to discuss any matters that the Audit Committee or the independent auditors believes should be discussed without members of the Corporation’s management being present. Minutes of each of these meetings shall be kept.

4.     Responsibilities and Duties

      The following functions shall be common recurring activities of the Audit Committee in carrying out its oversight responsibility. These functions are set forth as a guide with the understanding that the Audit Committee may diverge from this guide as appropriate given the circumstances.

(a) Review and reassess the adequacy of this Charter at least annually and submit any amendments that the Audit Committee recommends be made to this Charter to the Board of Directors for approval.

(b) Study and make recommendations to the Board of Directors with respect to audit policies and procedures and the scope and extent of audits. In consultation with corporate management, the independent auditors, and the internal auditors, consider the integrity of the Corporation’s financial reporting processes and controls. Discuss significant financial risk exposures and the steps corporate management has taken to monitor, control, and report such exposures.

(c) Review the independence and performance of the independent auditors and recommend to the Board of Directors, annually in advance of the annual meeting of stockholders, the selection of the public accounting firm to be the Corporation’s independent auditor for that year. The Board of Directors has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors and the Audit Committee shall advise and make recommendations to the Board of Directors with respect to any such decision. As part of such annual review, the Audit Committee shall discuss with the independent auditors all relationships they have with the Corporation that could impair the auditors’ independence as disclosed by the auditors in a formal written statement that delineates all relationships between the independent auditors and the Corporation. Such discussion shall address the impact that such disclosed relationships or services may have upon the objectivity and independence of the independent auditors. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors.

(d) Satisfy themselves as to the professional competency of the manager of internal audit and the adequacy and quality of performance of his staff in discharging the responsibility of the office.

(e) Review with the independent auditors and with the manager of internal audit, at a time when the annual audit plan is being developed, the plan’s timing, scope, staffing, locations, foreseeable issues, priorities and procedures, the coordination between the independent auditors and the manager of internal audit in executing the plan and the engagement team.

(f) Review annually the Corporation’s internal auditing program and significant reports with the manager of internal audit and corporate management’s response and follow-up to those reports. Review and assess the adequacy of internal accounting procedures and controls, including a review with the independent auditors of their evaluation of the Corporation’s internal controls and discuss significant items with management.

(g) Review with corporate management and the independent auditors the unaudited quarterly financial results prior to the release of earnings and/or the quarterly financial statements prior to filing or distribution. In discharging this obligation, receive and review, if necessary, a report from the Chief Financial Officer as to any unusual deviations from prior practice that were included in the preparation of the interim quarterly results.

(h) Review with corporate management all major accounting policy matters involved in the preparation of interim and annual financial reports and any deviations from prior practice with the independent auditors.

(i) Review with corporate management, and the independent auditors as deemed necessary, the audited financial results for the year and the proposed footnotes to the financial statements prior to filing or distribution, including disclosures of related party transactions.

(j) Review with the independent auditors, on completion of the annual audit, their experience, any restrictions on their work, cooperation received, significant disagreements with corporate management, their findings and their recommendations. Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61(1).

(k) Review with management and the independent auditors the application of significant accounting and auditing policies, including new pronouncements, to the Corporation’s financial reports.

      1 Among the matters to be communicated to the Audit Committee are: (1) methods used to account for significant unusual transactions; (2) the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus; (3) the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor’s conclusions regarding the reasonableness of those estimates; and (4) disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.

(l) Analyze financial reports to understand performance fluctuations between reporting periods and between reports and the Corporation’s business plan.

(m) Review annually the programs that the Corporation has instituted to correct any control deficiencies noted by the manager of internal audit or the independent auditors in their annual review.

(n) Report annually to the Board of Directors, after the close of each fiscal year but prior to the Corporation’s annual meeting of stockholders, as well as on any other occasion, whatever it deems appropriate concerning the activities of the Audit Committee.

(o) Review and concur in the terms of the engagement of the outside auditors, including the fees to be paid to the independent auditor for audit services.

(p) Set policies regarding the Corporation’s retention of the independent auditor for non-audit services.

(q) Review and make recommendations regarding corporate policies on business ethics and conflict of interests.

(r) Annually prepare a report to stockholders as required by the Securities and Exchange Commission.

      In addition to the activities described above, the Audit Committee will perform such other functions and activities consistent with this Charter, the Corporation’s bylaws, and governing law, as the Audit Committee or the Board of Directors deems necessary or appropriate.

Adopted: March 5, 2002

WEBMD CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints each of Martin J. Wygod, Anthony Vuolo and Charles A. Mele as proxies, each with full power of substitution, to represent the undersigned and to vote all shares of stock which the undersigned is entitled in any capacity to vote at the 2002 Annual Meeting of Stockholders of WEBMD CORPORATION, to be held at The Marriott at Glenpointe, 100 Frank W. Burr Boulevard, Teaneck, NJ 07666, on October 24, 2002 at 9:30a.m., Eastern time, and at any adjournment or postponement thereof, on the matters set forth below and, in their discretion, upon all matters incident to the conduct of the Annual Meeting and upon such other matters as may properly be brought before the Annual Meeting. This proxy revokes all prior proxies given by the undersigned.

     WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER OR, IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE PROPOSAL SET FORTH ON THE REVERSE SIDE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Please date, sign and mail your
proxy card back as soon as possible!

Annual Meeting of Stockholders
WEBMD CORPORATION

October 24, 2002

☒	Please mark your votes as in this example.

The Board of Directors recommends a vote FOR the Nominee.

WITHHOLD
		FOR	AUTHORITY
		the	to vote for the
		nominee	nominee
1.	To elect the person listed below to serve a three year term as a Class I director.	☐	☐
Nominee:
Joseph E. Smith

PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY BY USING THE ENCLOSED ENVELOPE.

The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting and Proxy Statement.

Signature:	Date:	Signature:	Date:

NOTE:	This proxy card must be signed exactly as your name appears hereon. When shares are held by joint tenants, both should sign. Attorneys, executors, administrators, trustees and guardians should indicate their capacities. If the signer is a corporation, please print in full corporate name and indicate the capacity of the duly authorized officer executing on behalf of the corporation. If the signer is a partnership, please print full partnership name and indicate capacity of duly authorized officer executing on behalf of the partnership.